Exhibit 10.1

December 10, 2018

Via Email and Hand Delivery

Mr. James A. Joyce

Chief Executive Officer

Re: Separation and Consulting Agreement

Dear James:

This letter sets forth the substance of our agreement (the “Agreement”) regarding your transition and separation from Aethlon Medical, Inc. (the “Company”). This Agreement will become effective only upon the Effective Date specified in Section 11 below.

1.               Separation. Your employment from any and all employment and officer positions you hold or have held shall cease effective December 10, 2018 (the “Separation Date”), which will be your last day of employment with the Company. Your service on the Company’s Board of Directors (the “Board”) shall also cease as of the Separation Date. Pursuant to the terms of your Employment Agreement with the Company dated April 1, 1999, as amended by Amendment No. 1 to Employment Agreement, dated October 16, 2015 (together, the “Employment Agreement”), and provided that the Effective Date occurs, the Company will provide you with the involuntary termination benefits specified in Section 4.3 of your Employment Agreement, which include, for the avoidance of doubt (i) commencing on the 30th day following your Separation Date, continued payment of your current base salary for twelve (12) months (the “Severance Period”), and (ii) payment of COBRA premiums for up to twelve (12) months (collectively, the “Separation Benefits”). The Separation Benefits will be paid in the forms and at the times specified in the Employment Agreement. Your receipt of the Separation Benefits is expressly conditioned upon your continuing to comply with your obligations under the Employment Agreement, including Article V thereof, and the Effective Date.

2.               Consultancy. The Company agrees to retain you as a consultant, and you agree to provide consulting services, under the terms specified below.

a.     Consulting Period. The consulting relationship shall commence on the Separation Date and continue until the earlier of: (i) the date that is twelve (12) months from the Separation Date; (ii) in the event you breach your Post-Employment Obligations (as defined in Section 2(e) below), the date of any such breach; or (iii) a date mutually agreed between you and the Board (the “Consulting Period”).

b.     Consulting Services. You agree to make yourself available to provide consulting services consistent with your expertise and experience, at the request of the Board, up to a maximum of ten (10) hours per month (the “Consulting Services”). You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents to the fullest in performing the Consulting Services. Your relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date.

c.      Consulting Compensation. You will be paid at the rate of $5,000 per month for your Consulting Services during the Consulting Period (the “Consulting Fees”). The Consulting Fees shall be payable in equal monthly installments on the first payroll date following each month and, because you will be providing the Consulting Services as an independent contractor, the Company will not withhold any amount for taxes, social security or other payroll deductions from the Consulting Fees.

d.     Protection of Confidential and Proprietary Information, Non-Compete Period. You acknowledge your obligations and promises to the Company under Article V, Section 5.1 (Confidentiality), Section 5.2 (Non-Competition; Non-Solicitation; etc.), Section 5.3 (Non-Disparagement), Section 5.4 (Remedies), and Section 5.5 (Ownership of Inventions) of the Employment Agreement (collectively, the “Post-Employment Obligations”) and you agree that such Post-Employment Obligations shall continue to apply in full force and effect during the Consulting Period; for the avoidance of doubt, the length of the Non-Compete Period (as defined in the Employment Agreement) extends through the Consulting Period and your continued receipt of the Consulting Fees and Separation Benefits during the Consulting Period is contingent on your compliance with the Post-Employment Obligations. Any and all work product you create in connection with the Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services.

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e.      Authority and Facilities Usage During Consulting Period. After the Separation Date, you will have no authority to bind the Company (or to represent that you have authority to bind the Company) to any contractual obligations, whether written, oral or implied. You hereby agree that after the Separation Date, you will not represent or purport to represent the Company in any manner whatsoever to any third party, unless authorized to do so in writing by the Board. Access to and use of Company facilities or equipment to perform the Consulting Services will be coordinated through the Board or the Company’s Chief Executive Officer.

f.      Breach of Obligations. If you breach your Post-Employment Obligations or the nondisparagement obligations under this Agreement during the Consulting Period, the Company’s obligation to pay you Consulting Compensation and your severance under the Employment Agreement will cease immediately. Nothing in this paragraph waives the Company’s right to pursue other action against you for any breach of your obligations under this Agreement or the Employment Agreement.

3.               Accrued Salary and Vacation. On the Separation Date, the Company shall pay you all accrued salary, and all accrued and unused vacation, earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.

4.               Equity Awards. The stock options to purchase Company common stock that you hold as of your Separation Date (the “Options”) and the restricted stock units to be issued to you in Company common stock that you hold as of your Separation Date (the “RSUs” and, collectively with the Options, the “Equity Awards”) will continue to vest during the Consulting Period. All terms, conditions, and limitations applicable to your Equity Awards will remain in full force and effect pursuant to the applicable Equity Award agreements between you and the Company, the applicable equity incentive plan documents, and any other documents applicable to the Equity Awards (the “Equity Documents”). You will be eligible to exercise any vested Options for up to the period set forth in the Equity Documents and you will immediately forfeit any unvested RSUs upon conclusion of the Consulting Period. Pursuant to tax rules, any Options that you hold which are “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended, shall cease to qualify as “incentive stock options” on the date three (3) months following your Separation Date. You are advised by the Company to seek independent legal advice with respect to tax and securities law issues regarding your Options and any sale of Company stock you may make.

5.               Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date. Because your relationship with the Company during the Consulting Period will be that of an independent contractor, other than the severance benefits set forth in this Agreement, you will not be entitled to any of the benefits that the Company may make available to its employees, including but not limited to, group health or life insurance, equity or option vesting, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Consulting Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships.

6.               Expense Reimbursement. You agree that, no later than thirty (30) days following the Separation Date, you will submit your final documented employee expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. You will also be reimbursed for reasonable and appropriate expenses you incur in performing the Consulting Services. All claims for reimbursement shall be submitted by documented business expense report upon Company-approved forms and shall include receipts. The Company will reimburse you for these expenses pursuant to its regular business practice.

7.               Return of Company Property. You hereby represent that you have returned to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, correspondence, memoranda, notes, notebooks, drawings, books and records, plans, forecasts, reports, proposals, studies, agreements, financial information, personnel information, sales and marketing information, research and development information, systems information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (“Company Property”); provided, however, that the foregoing shall not apply to information and documentation you received solely in your capacity as a member of the Board, or as a stockholder, option holder or restricted stock unit holder of the Company. You also represent that you have performed a good faith search to ensure that you are no longer in possession or control of any Company Property.

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8.               Nondisparagement. Both you and the Company (and its officers and directors) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, to any third party in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

9.               Release. (a) General Release. In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. (b) Scope of Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or service on the Board or the termination of that employment or service; (2) all claims related to your compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), and the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”). (c) Excluded Claims. The claims described above that you are releasing do not include: (1) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter or bylaws of the Company, or under applicable law; (2) any rights which cannot be waived as a matter of law; or (3) any claims arising from breach of this Agreement.  Nothing in this Agreement prevents you from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). You understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. You represent and warrant that you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

10.            Waiver of Unknown Claims. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

11.            ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days after the date of your receipt of this Agreement to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after you sign this Agreement, provided the revocation period has expired without your having revoked (the “Effective Date”), and you will not receive the benefits specified by this Agreement unless and until it becomes effective.

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12.            Disputes. Any dispute or controversy between you and the Company, arising out of or relating to this Agreement, the breach of this Agreement, your employment or consulting to the Company, or otherwise, shall be settled by binding arbitration conducted by and before a single arbitrator in San Diego, California administered by the American Arbitration Association in accordance with its Employment Arbitration Rules (the “AAA Rules”) then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Both you and the Company hereby waive the right to a trial by jury or judge, or by administrative proceeding, for any covered claim or dispute. To the extent the AAA Rules conflict with any provision or aspect of this Agreement, this Agreement shall control. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and you. All claims, disputes, or causes of action under this Agreement, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. This Agreement is made under the provisions of the Federal Arbitration Act (9 U.S.C., Sections 1-14) (“FAA”) and will be construed and governed accordingly. It is the parties’ intention that both the procedural and the substantive provisions of the FAA shall apply. Questions of arbitrability (that is whether an issue is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. However, where a party already has initiated a judicial proceeding, a court may decide procedural questions that grow out of the dispute and bear on the final disposition of the matter. Each party shall bear its or his costs and expenses in any arbitration hereunder and one-half of the arbitrator’s fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its or his reasonable attorney’s fees and costs, unless such award is prohibited by applicable law. Notwithstanding the foregoing, you and the Company shall each have the right to resolve any dispute or cause of action involving trade secrets, proprietary information, or intellectual property (including, without limitation, inventions assignment rights, and rights under patent, trademark, or copyright law) by court action instead of arbitration.

13.            Miscellaneous. This Agreement, together with the continuing obligations under the Employment Agreement described herein, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and an authorized member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement may be executed in counterparts or with facsimile signatures, which shall be deemed equivalent to originals.

Signature Page Follows.

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If this Agreement is acceptable to you, please sign below and return one original to me.

I wish you all the best in your future endeavors.

Sincerely,

Aethlon Medical, Inc.

By: /s/ Charles J. Fisher, Jr.

Name: Charles J. Fisher, Jr., M.D.

Title: Chairman of the Board

Agreed and Accepted:

/s/ James A. Joyce	__________________
James A. Joyce	Date
Chief Executive Officer

Signature page to Separation Agreement.

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